EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-25140, 333-03901, 333-65042 and 333-139347 of The PNC Financial Services Group, Inc. on Form S-8 of our report dated June 20, 2007, appearing in the Annual Report on Form 11-K of The PNC Financial Services Group, Inc. Incentive Savings Plan for the year ended December 31, 2007.

/s/ Deloitte & Touche LLP

Pittsburgh, Pennsylvania

June 24, 2008